UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2020

Vaxart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

385 Oyster Point Boulevard, Suite 9A, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in its Current Report on Form 8-K filed on June 15, 2020, Vaxart, Inc. (the “Company”) announced that Andrei Floroiu was appointed the Company’s Chief Executive Officer effective as of June 14, 2020. Mr. Floroiu remains a member of the Company’s Board of Directors (the “Board”), however in light of his appointment to serve as an executive officer, he resigned from the Audit Committee of the Board. Accordingly, the Audit Committee currently has two members. Rule 5605 of the Nasdaq Listing Rules (the “Listing Rules”) requires that all listed companies’ audit committees comprise at least three independent directors, although Listing Rule 5605(c)(4)(B) provides a specified cure period to fill any audit committee vacancy created by the resignation of an audit committee member.

As expected, on June 22, 2020, the Company received a letter from Nasdaq noting that the Company was not in compliance with the requirement of Listing Rule 5605 (the “Rule”). The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or June 14, 2021 (or by December 11, 2020, if such meeting is held before December 11, 2020). The Company must submit to Nasdaq documentation, including the biography of any new director, evidencing compliance with the Rule no later than this date. The Company intends to comply with Nasdaq’s audit committee requirements as set forth in the Rule within the cure period provided by Nasdaq and will evidence such compliance to Nasdaq no later than this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: June 23, 2020
	By:	/s/ Andrei Floroiu
Andrei Floroiu
Chief Executive Officer